                                                                                                                                                                                                                                          Exhibit 99.1

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For Immediate Release

UAL CORPORATION REPORTS SECOND-QUARTER RESULTS

Reports Positive Operating Cash Flow and

Cash Position Improves Significantly

Meets DIP Covenant Requirements for June

Unit Costs Significantly Improved

Salaries and Related Costs Down $543 Million

CHICAGO, August 1, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its second-quarter financial results and released its Monthly Operating Report for June.

UAL's second-quarter loss was $623 million, or a loss per basic share of $6.26, which includes a net $(147) million in special items described in the notes to the financial tables. This performance compares to a second-quarter 2002 tax-effected loss of $341 million, or a loss per basic share of $6.08, including special items. Excluding $300 million received from the government in compensation for losses related to the Iraq war and $(447) million in special items, UAL's loss for the second quarter totaled $476 million, or a loss per basic share of $4.79.

"The second quarter began as a severe challenge for United and the industry as a whole, but we saw a particularly positive trend as we moved through the period," said Glenn Tilton, chairman, president and chief executive officer. "We steadily improved revenue and realized a 4% improvement in domestic passenger unit revenue for June over the same month last year. We also achieved a large decrease in our labor and other costs as we continue to implement our various cost-reduction initiatives," continued Tilton. "Despite the continued difficult economic environment, the improvement in both revenue and cost is encouraging."

The Company recorded positive operating cash flow of almost $2 million per day in the quarter, excluding the $300 million in government reimbursement and a $365 million income tax refund the Company received during the quarter. The Company's cash position increased to $2.3 billion, including $684 million in restricted cash.

In June, for the fifth straight month, United satisfied the covenants of its debtor-in-possession (DIP) financing, which required the Company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) loss of no more than $585 million between December 2002 and June 2003.

Operational Performance

As the Company continued to reduce unit costs during the quarter, United employees delivered strong operational performance, including:

  On-time departure performance in the quarter was the best in United's history at 76.9%.
  Arrivals within 14 minutes of schedule was 86.1% for the quarter, another all-time record for United, compared to 82.3% for the same period last year.
  For January through May 2003, United is #1 in arrivals within 14 minutes of schedule among the six major network carriers, according to the U.S. Department of Transportation.
  For January through May 2003, United had the second fewest passenger complaints among the six major network carriers, also according to US DOT rankings.
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  For the first six months of 2003, United recorded its highest customer satisfaction since the Company began studying a set of key customer perception and service metrics in 1996. Performance in all the metrics on which the survey is based, including flight attendant service, check-in efficiency and on-time performance among others, were well above last year's levels.
During the quarter, United made significant progress enhancing its customer value proposition and improving revenue performance, including:
  Fully restoring United's transatlantic schedule by June 2, 2003.
  Announcing the phased restoration of United's Pacific schedules to be completed by September 3, 2003.
  Adding 160 domestic flights to accommodate current strong levels of demand.
  Executing agreements to expand United's regional jet network and significantly reducing turboprop operations.
  Continuing efforts to further improve United's Mileage Plus program, already recognized as the industry's leading frequent flyer program, with well-received marketing initiatives targeting our core business customers, including "Fly Three, Fly Free" and "Travel the World for Free" incentives.
  Introducing Verizon JetConnect onboard e-mail access, online check-in, Easy Update -- an industry-leading wireless flight information notification service -- and a new, more customer-friendly boarding process.
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 Financial Results

UAL's second quarter 2003 operating revenues were $3.1 billion, down 18% compared to second quarter 2002. Passenger revenue for the quarter was down 18% from last year on a 14% decrease in capacity. System passenger unit revenue was 4% lower on a 7% yield decline and a 2.6 point increase in load factor. Traffic decreased 11% year-over-year. United's load factor for the quarter was 77%.

United's operating expenses for the quarter were $3.5 billion, down 17% from the same quarter last year. While the Company's unit cost (operating expenses per available seat mile) decreased 3%, excluding its fuel subsidiary and special items, unit cost decreased 6% year-over-year. This unit cost improvement was among the best in the industry.

Salaries and related costs decreased $543 million or 30% for the quarter. This amount reflects the dramatic reduction in wages, changes in benefits and changes in work rules and productivity improvement associated with United's new collective bargaining agreements (CBAs), including a benefit of $102 million for the reversal of accruals as a result of contract renegotiations. While capacity was down for the quarter, productivity was up 9% for the quarter year-over-year and in June improved 12% over June 2002.

Aircraft rent was down $73 million or 35% compared to second quarter 2002. United is still in negotiations with respect to a large number of aircraft in its fleet and further savings are expected to be realized as these negotiations are finalized over the next several months.

The Company had an effective tax rate of zero for the second quarter, which makes the Company's pre-tax loss the same as the Company's net loss. In the second quarter of 2002, the Company recorded a credit for income taxes of $191 million.

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June Monthly Operating Report

UAL today also filed, with the United States Bankruptcy Court, its Monthly Operating Report for June. The Company maintained a strong cash balance in June, and for the fifth straight month, met requirements of its DIP financing agreements.

United began June with a cash balance of approximately $2.2 billion, which included $659 million in restricted cash (filing entities only). It ended the month with a cash balance of approximately $2.3 billion, which included $674 million in restricted cash (filing entities only). The Company's cash balance increased approximately $92 million for the month, or approximately $3 million per day. The Company said it also expects to meet the EBITDAR requirements for its DIP agreements in July.

The Company said that it had earnings from operations of $20 million and a net loss of $310 million for June 2003, which includes $334 million in reorganization expense.

News releases and other information about United Airlines can be found at the Company's website, www.united.com.

The Notes attached to the Statement of Consolidated Operations show a reconciliation of the reported net income to the net loss excluding special items, as well as a reconciliation of other financial measures, including and excluding special items.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, unit costs, fuel, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP Financing; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the Company's ability to achieve necessary reductions in labor costs; the Company's ability to obtain and maintain normal terms with vendors and service providers; the Company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 Cases on the Company's liquidity or results of operations; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with existing or future security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; consumer perceptions of the Company's products; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

Note:

EPS Calculation. In periods of loss, GAAP requires that earnings per share be calculated based only on actual number of common shares outstanding, which was 100 million in second quarter 2003. Potential common shares, such as UAL's ESOP convertible preferred stock, which total approximately 16 million shares, are not used in the earnings per share calculation. However, in profitable periods, both common and potential common shares are used in calculating the earnings per share.

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 5

UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended June 30
	2003	2002	% Change
Operating revenues:
Passenger	$ 2,625	$ 3,190	(17.7)
Cargo	154	167	(7.8)
Other operating revenues	330	436	(24.3)
	3,109	3,793	(18.0)
Operating expenses:
Salaries and related costs	1,247	1,790	(30.3)
Curtailment charges	152	-	-
Aircraft fuel	452	467	(3.2)
Purchased services	308	359	(14.2)
Aircraft rent	137	210	(34.8)
Landing fees and other rent	236	253	(6.7)
Depreciation and amortization	234	249	(6.0)
Aircraft maintenance	115	151	(23.8)
Commissions	64	98	(34.7)
Other operating expenses	554	701	(21.0)
Loss on sale of aircraft	41	-	-
	3,540	4,278	(17.3)

Loss from operations	(431)	(485)

Other income (expense):
Interest expense	(127)	(145)	(12.4)
Interest capitalized	1	7	(85.7)
Interest income	4	17	(76.5)
Equity in losses of affiliates	(5)	(2)	150.0
Non-operating special items	341	80	-
Miscellaneous, net	(9)	(3)	200.0
	205	(46)
Loss before reorganization items, income taxes and
distributions on preferred securities	(226)	(531)
Reorganization items, net	(397)	-
Loss before income taxes and
distributions on preferred securities	(623)	(531)
Credit for income taxes	-	(191)
Loss before distributions on preferred securities	(623)	(340)
Distributions on preferred securities, net of tax	-	(1)
Net loss	$ (623)	$ (341)

Per share, basic:
Net loss	$ (6.26)	$ (6.08)

Weighted average shares (basic)	99.8	56.5
_____________
See accompanying notes.